As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 33-48108
Registration No. 33-74692
Registration No. 333-21109
Registration No. 333-53623
Registration No. 333-90306
Registration No. 333-90308
Registration No. 333-125182
Registration No. 333-152298
Registration No. 333-175122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 33-48108
FORM S-8 REGISTRATION STATEMENT NO. 33-74692
FORM S-8 REGISTRATION STATEMENT NO. 333-21109
FORM S-8 REGISTRATION STATEMENT NO. 333-53623
FORM S-8 REGISTRATION STATEMENT NO. 333-90306
FORM S-8 REGISTRATION STATEMENT NO. 333-90308
FORM S-8 REGISTRATION STATEMENT NO. 333-125182
FORM S-8 REGISTRATION STATEMENT NO. 333-152298
FORM S-8 REGISTRATION STATEMENT NO. 333-175122

UNDER THE SECURITIES ACT OF 1933

TAILORED BRANDS, INC.

(Exact name of registrant as specified in its charter)

Texas	47-4908760
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6380 Rogerdale Road
Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan

The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan

The Men’s Wearhouse, Inc. 1992 Non-Employee Director Stock Option Plan

The Men’s Wearhouse, Inc. Employee Stock Discount Plan
The Men’s Wearhouse, Inc. 401(k) Savings Plan

(Full title of the plan)

Jon W. Kimmins

6380 Rogerdale Road

Houston, Texas 77072

(Name and address of agent for service)

(281) 776-7000

(Telephone number, including area code, of agent for service)

With copies to:

Steven A. Seidman, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 33-48108, 33-74692, 333-21109, 333-53623, 333-90306, 333-90308, 333-125182, 333-152298 and 333-175122 (collectively, the “Registration Statements”)) is being filed under the Securities Act of 1933, as amended (the “Securities Act”) by Tailored Brands, Inc., a Texas corporation (the “Registrant”), as the successor registrant to The Men’s Wearhouse, Inc., a Texas corporation (“Predecessor”), to reflect Predecessor’s adoption of a holding company organizational structure.  The Registration Statements registered an aggregate of 10,432,340 shares (as adjusted to reflect the three-for-two stock splits effected by Predecessor on each of August 9, 1993, November 16, 1995, June 22, 1998 and June 14, 2005) of common stock, par value $0.01 per share, of Predecessor (“Predecessor Common Stock”) for issuance under Predecessor’s 2004 Long-Term Incentive Plan, 1996 Long-Term Incentive Plan, 1992 Non-Employee Director Stock Option Plan, Employee Stock Discount Plan and 401(k) Savings Plan.

On January 31, 2016, pursuant to the Agreement and Plan of Merger, dated January 26, 2016 (the “Merger Agreement”), by and between Predecessor, the Registrant and HoldCo Merger Sub, Inc., a Texas corporation (“Merger Sub”), Merger Sub merged with and into Predecessor, with Predecessor as the surviving corporation in the merger (such merger, the “Merger”) and each share (or any fraction thereof) of Predecessor Common Stock outstanding immediately prior to the effective time of the Merger was converted on a one-for-one basis in the Merger into shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”).  Each share of Common Stock has the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Predecessor Common Stock being converted.  As a result of the Merger, Predecessor became a direct, wholly owned subsidiary of the Registrant.

Upon completion of the reorganization, the Registrant replaced Predecessor as the publicly held corporation.  As of February 1, 2016, shares of Common Stock will commence trading on the New York Stock Exchange under the symbol, “TLRD”.

The Registrant and its subsidiaries continue to conduct all of the operations previously conducted by Predecessor and its subsidiaries prior to the Merger and the consolidated assets, liabilities, operations and financial condition of the Registrant immediately after the Merger are the same as those of Predecessor immediately prior to the Merger.  The directors and executive officers of the Registrant immediately following the Merger are the same individuals who were directors and executive officers, respectively, of Predecessor immediately prior to the Merger.

As a result of the Merger, the Registrant became the successor issuer to Predecessor pursuant to Rule 414 under the Securities Act.  In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Post-Effective Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Registration fees were paid at the time of the original filings of the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Post-Effective Amendment have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, filed with the Commission by the Registrant or Predecessor, are incorporated by reference into this Post-Effective Amendment:

(a)           Predecessor’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the Commission on March 27, 2015;

(b)           Predecessor’s Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2015, August 1, 2015, and October 31, 2015, filed with the Commission on June 11, 2015, September 9, 2015, and December 10, 2015, respectively;

(c)           Predecessor’s Current Reports on Form 8-K, filed with the Commission on March 30, 2015, April 8, 2015, April 16, 2015, April 28, 2015, July 2, 2015, July 6, 2015, October 2, 2015, December 11, 2015 (as amended on January 21, 2016) and January 21, 2016;

(d)           The Registrant’s Current Report on Form 8-K, filed with the Commission on February 1, 2016; and

(e)           The description of the Predecessor Common Stock, set forth under the caption “Description of Registrant’s Securities to Be Registered” in Predecessor’s Registrant Statement on Form 8-A pursuant to Section 12(b) of the Exchange Act, filed with the Commission on September 5, 2000, as amended pursuant to a filing with the Commission on April 18, 2001.

In addition, all documents, reports and definitive proxy or information statements filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Post-Effective Amendment unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Post-Effective Amendment.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.   Description of Securities

Not Applicable.

Item 5.   Interests of Named Experts and Counsel

Not Applicable.

Item 6.   Indemnification of Directors and Officers

The Registrant is incorporated in the state of Texas.  Sections 8.101 and 8.105 of the Texas Business Organizations Code, as amended (the “TBOC”), permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.  A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.  Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons.  Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.

The Registrant’s Certificate of Formation provides that a director will not be liable to the Registrant or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Registrant or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the

Registrant or any act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute.  The Registrant’s Bylaws provide that we will indemnify any executive officer or director to the fullest extent permitted or required by Texas law promptly upon such person’s request, as well as advance or reimburse expenses to the fullest extent permitted by Texas law.

Under an insurance policy maintained by the Registrant, the Registrant’s directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers.

The foregoing discussion of Sections 8.101, 8.105, 8.103, 8.051 and 8.151 of the TBOC and the Registrant’s Certificate of Formation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to such statutes and the Registrant’s Certificate of Formation and Bylaws.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

The Exhibits to this Post-Effective Amendment are listed on the Exhibit Index and incorporated by reference herein.

Item 9.   Undertakings

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment (or the most recent post-effective amendment hereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Post-Effective Amendment.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Post-Effective Amendment or any material change to such information in this Post-Effective Amendment;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2016.

TAILORED BRANDS, INC.

By:	/s/ JON W. KIMMINS
Jon W. Kimmins
Executive Vice President, Chief Financial Officer,
Treasurer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas S. Ewert and Jon W. Kimmins, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

By:	/s/ DOUGLAS S. EWERT	Chief Executive Officer and Director (Chief Executive Officer)
	Douglas S. Ewert		February 1, 2016

Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer (Chief Financial Officer)
By:	/s/ JON W. KIMMINS
	Jon W. Kimmins		February 1, 2016

Senior Vice President, Chief Accounting Officer and Principal Accounting Officer (Chief Accounting Officer)
By:	/s/ BRIAN T. VACLAVIK
	Brian T. Vaclavik		February 1, 2016

By:	/s/ WILLIAM B. SECHREST
	William B. Sechrest	Chairman of the Board and Director	February 1, 2016

By:	/s/ DAVID H. EDWAB
	David H. Edwab	Vice Chairman of the Board and Director	February 1, 2016

By:	/s/ RINALDO S. BRUTOCO
	Rinaldo S. Brutoco	Director	February 1, 2016

By:	/s/ SHELDON I. STEIN
	Sheldon I. Stein	Director	February 1, 2016

Name		Title	Date

By:	/s/ ALLEN I. QUESTROM
	Allen I. Questrom	Director	February 1, 2016

By:	/s/ GRACE NICHOLS
	Grace Nichols	Director	February 1, 2016

By:	/s/ B. MICHAEL BECKER
	B. Michael Becker	Director	February 1, 2016

By:	/s/ IRENE CHANG BRITT
	Irene Chang Britt	Director	February 1, 2016

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
No.	Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Certificate of Formation of Tailored Brands, Inc.	8-K	001-16097	3.1	February 1, 2016

4.2	Bylaws of Tailored Brands, Inc.	8-K	001-16097	3.2	February 1, 2016

5.1	Opinion of Willkie Farr & Gallagher LLP					X

23.1	Consent of Deloitte & Touche LLP					X

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page of this Post-Effective Amendment)					X

99.1	The Men’s Wearhouse, Inc. 1992 Non-Employee Director Stock Option Plan (as amended and restated effective January 1, 2004)	8-K	001-16097	10.1	March 18, 2005

99.2	The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan (as amended and restated effective April 1, 2008)	10-Q	001-16097	10.1	June 12, 2008

99.3	The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan (as amended and restated effective April 1, 2008)	8-K	001-16097	10.1	June 27, 2008

99.4	First Amendment to The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan	8-K	001-16097	10.1	June 17, 2011

99.5	Second Amendment to The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan	8-K	001-16097	10.1	April 20, 2012

99.6	Third Amendment to The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan	8-K	001-16097	10.1	September 10, 2013

99.7	The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan Subplan for UK Employees	8-K	001-16097	10.1	March 29, 2012

99.8	The Men’s Wearhouse, Inc. Employee Stock Discount Plan (as amended and restated effective April 1, 2002)	8-K	001-16097	10.1	July 3, 2002

99.9	First Amendment to The Men’s Wearhouse, Inc. Employee Stock Discount Plan	10-K	001-16097	10.21	March 27, 2015

99.10	The Men’s Wearhouse, Inc. 401(k) Savings Plan	8-K	001-16097	10.1	July 7, 2011

99.11	Amendment #1 to The Men’s Wearhouse, Inc. 401(k) Savings Plan	8-K	001-16097	10.1	December 22, 2011

99.12	Agreement for Adoption and Assumption of The Men’s Wearhouse, Inc. Equity Incentive Plans between The Men’s Wearhouse, Inc. and Tailored Brands, Inc., effective as of January 31, 2016	8-K	001-16097	10.1	February 1, 2016

99.13	Agreement for Adoption and Assumption of the Men’s Wearhouse, Inc. Employee Stock Discount Plan, between The Men’s Wearhouse, Inc. and Tailored Brands, Inc., effective as of January 31, 2016	8-K	001-16097	10.2	February 1, 2016